Exhibit 2.3

Second Amendment to Stock Purchase Agreement

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment #2”) is made and entered into as of June 8, 2019, by and among BioNovelus, Inc. (“Buyer”), Bayberry Acquisition Corp. (the “Company”), and all of the stockholders of the Company (collectively, the “Stockholders” and individually a “Stockholder”)(Buyer, the Company, and the Stockholders collectively are the “Parties”). Terms not defined herein use the same definitions as used in the Stock Purchase Agreement dated May 6, 2019 by and among the Parties (the “Agreement”). Certain capitalized terms used in this Amendment #2 and not otherwise defined use their definitions from the Agreement.

RECITALS

A.       Section 2.02 of the Agreement set forth the terms by which Buyer is to cause all affiliate debt of the Buyer to convert into 240 million shares of common stock of Buyer.

B.       Section 2.03(a) of the Agreement sets forth terms under which Buyer shall issue 1 million shares of Series B convertible preferred stock of the Buyer convertible into 361 million common shares.

C.       The Parties have discussed and agreed to certain modifications of Section 2.02 and 2.03(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 2.02 is modified to reflect that the affiliate debt to Mr. Ekobo and affiliates shall be converted into 117.5 million common shares and 5.875 million Series A convertible preferred stock convertible into 117.5 million common shares and certain other parties shall have their debts converted into a combination of common stock, notes, and cash.

Section 2.03(a) is modified to read as follows: …”3,610,000 shares of Series B convertible stock convertible into 361 million shares of common stock.” …

All other terms of the Agreement, as amended by Amendment #1 to the Agreement, shall remain unchanged.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment #2 to Stock Purchase Agreement to be duly executed as of the day and year first above written.

“COMPANY”		“BUYER”

BAYBERRY ACQUISITION CORP.		BIONOVELUS, INC.

By:	/s/ Jay O. Wright	By:	Jean M Ekobo
President/ CEO

Name:	Jay O. Wright		/s/ Jean M Ekobo

Title:	Director

“STOCKHOLDERS”

By:	Jay O. Wright
/s/ Jay O. Wright

Mark Fuller
/s/ Mark Fuller

Bill Forkner
/s/ Bill Forkner